BANDI & ASSOCIATES PLLC
3010 23rd Street
Astoria, New York 11102
Tel: +1 347 759 4143

March 26, 2026

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to TRIC Global, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 20,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”).

In rendering this opinion, we have examined and relied upon such documents and records of the Company and such statutes, regulations, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, without limitation:

(i) the Company’s Articles of Incorporation, as amended;
(ii) the Company’s Bylaws;
(iii) resolutions of the Board of Directors authorizing the issuance of the Shares;
(iv) a Certificate of Good Standing of the Company issued by the State of Nevada;
(v) certificates of officers of the Company; and
(vi) the Registration Statement.

In our examination, we have assumed, without independent verification, that:

(a) all signatures are genuine;
(b) all documents submitted to us as originals are authentic;
(c) all copies of documents submitted to us conform to the originals thereof;
(d) the persons executing documents on behalf of the Company have the legal capacity and authority to do so; and
(e) the issuance of the Shares will not violate any applicable law or any agreement binding upon the Company.

Based upon the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company; and
2.	When the Shares have been issued, delivered, and paid for in accordance with the terms of the Registration Statement and for consideration not less than the par value thereof, such Shares will be validly issued, fully paid, and non-assessable.

This opinion is limited to the laws of the State of Nevada applicable to corporations. We express no opinion as to any other laws, including any federal or state securities laws, except as expressly set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered as of the date hereof, and we disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention.

Very truly yours,

BANDI & ASSOCIATES PLLC

By: /s/ Di Ban

Di Ban, Esq.